Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of SB Financial Group, Inc. (the “Company”) on Form S-8 of our report dated March 10, 2017, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015.

/s/ BKD, LLP

Indianapolis, Indiana

August 21, 2017